UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2006

EMC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-9853	No. 04-2680009
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

176 South Street, Hopkinton, MA	01748
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 17, 2006, EMC Corporation (“EMC”) issued a press release announcing financial results for the quarter ended September 30, 2006. The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in this Item 2.02 and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 17, 2006, EMC announced plans to implement consolidation efforts designed to deliver a more unified experience to customers through the further integration of EMC and most of the 21 acquisitions made over the past three years and by improving efficiencies across the company’s business. The actions are expected to result in the departure of approximately 1,250 employees worldwide by the end of 2007. As a result, EMC estimates that it will record a pre-tax charge of between $150 million and $175 million or $0.06 per diluted share in the fourth quarter of 2006 to cover the cost of these consolidation efforts. A copy of the press release announcing the consolidation efforts is attached hereto as Exhibit 99.1.

The ultimate costs associated with the consolidation efforts have not yet been determined and will vary depending on the definitive plan. At this time, EMC is unable in good faith to make a determination of an estimate required by paragraphs (b) and (d) of Item 2.05 of Form 8-K with respect to the consolidation efforts. As permitted by Item 2.05 of Form 8-K, EMC will file an amendment to this report under Item 2.05 within four business days after EMC’s definitive determination of such estimates or range of estimates.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of EMC Corporation dated October 17, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:  /s/    David I. Goulden

        David I. Goulden

        Executive Vice President and

        Chief Financial Officer

Date: October 17, 2006

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of EMC Corporation dated October 17, 2006